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                                                                    Exhibit 23.4

                       [LETTERHEAD OF ROSEN CONSULTING GROUP]

                         CONSENT OF ROSEN CONSULTING GROUP

To Prime Group Realty Trust:


     In connection with the registration of 2,000,000 Series A Cumulative Convertible Preferred Shares of Beneficial Interest, $.01 par value per share, and 11,711,075 Common Shares of Beneficial Interest, $.01 par value per share, by Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), on behalf of certain shareholders, we hereby consent
(i) to the use of our report, "Economic, Office, and Industrial Market Trends in Chicago, Nashville, Knoxville, Milwaukee and Columbus", dated May 26, 1998, in the Company's Registration Statement on Form S-11, (the "Registration Statement"), (ii) to all references to our firm included in or made a part of the Registration Statement and (iii) to the reference to our firm as experts in the Section under the caption "Experts" in the Registration Statement.

                                        Sincerely,

                                        /s/ Kenneth T. Rosen
                                        ------------------------------------
                                        By: Kenneth T. Rosen
                                        Its: President



Berkeley, California
September 29, 1998